For Immediate Release                                 Contact: Ralph A. Beattie
                                                               972/770-5600



                        CAPITAL SENIOR LIVING CORPORATION

                TERMINATES MERGER WITH ILM II SENIOR LIVING, INC.


DALLAS - (BUSINESS WIRE) -February 9, 2001 - Capital Senior Living Corporation (NYSE:CSU), one of the country's largest operators and developers of senior living communities, announced today that it has terminated its agreement to merge with ILM II Senior Living, Inc. ("ILM II"). A tax issue disclosed in ILM II's Form 10-K filed on January 31, 2001 could cause a material adverse change under the merger agreement with ILM II, and has put the Company in the position of having to terminate the merger agreement. The Company continues to manage the five ILM II communities pursuant to the existing management agreement.

The issue relates to the so-called "built-in gain tax" to which ILM II is subject. This issue is described in the Form 10-K Annual Report of ILM II filed with the Securities and Exchange Commission on January 31, 2001. Footnote 2 to the audited financial statements of ILM II filed as part of its Form 10-K states in pertinent part as follows:

         "Based upon advice from the Company's financial advisors, commencing in 1996, the Company has acted as though it had made an election in its 1996 tax return to allow the Company to avoid a corporate level tax upon its conversion from a C-Corporation to a Real Estate Investment Trust. Because proof of a formal election has not been obtained, the Company is pursuing administrative relief with the Internal Revenue Service to ensure the availability of the benefits of this election. Although the Company believes that it had a legitimate basis to make this election, in part, based upon the advice of its financial advisors, ultimate resolution of this matter is at the discretion of the Internal Revenue Service. If unsuccessful, the Company could be liable for up to $2.7 million of additional penalties and interest."

"We are extremely concerned with the tax issue which has now been disclosed in ILM II's Form 10-K," James A. Stroud, Chairman of the Company said. "With this issue unresolved, we cannot proceed with the merger."

"In ordinary circumstances, we would put our financing on hold and would await the resolution from the IRS of this issue," added Lawrence A. Cohen, Chief Executive Officer. "However, awaiting the IRS resolution would certainly make completion of our financing impossible by March 31, 2001, the termination date under the merger agreement with ILM II. Thus, we believe we have no other choice than to terminate the merger agreement."

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CAPITAL/Page 2


ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently owns and/or operates 51 communities in 21 states with a total capacity of approximately 8,300 residents. In the communities operated by the Company, 82 percent of residents live independently and 18 percent of residents require assistance with activities of daily living.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic condition generally, and satisfaction of closing conditions such as those pertaining to licensure. These and other risks are detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972/770-5600 for more information.



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